SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

November 16, 2004

Date of Report
(Date of earliest event reported)

SMTEK INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-08101	33-0213512
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

200 Science Drive, Moorpark, CA 93021
(Address of Principal Executive Offices, including Zip Code)

(805) 532-2800
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On November 17, 2004, SMTEK International, Inc., a Delaware corporation (“SMTEK”) announced that it had entered into an Agreement and Plan of Merger, dated as of November 16, 2004 (the “Merger Agreement”), with CTS Corporation, an Indiana corporation (“CTS”) and Cardinal Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of CTS (“Merger Sub”), pursuant to which Merger Sub will merge with and into SMTEK (the “Merger”), with SMTEK continuing as the surviving corporation.  As a result of the Merger, SMTEK will become a wholly-owned subsidiary of CTS.

Under the Merger Agreement, at the effective time of the Merger, each issued and outstanding share of SMTEK common stock, with certain exceptions, will be converted into the right to receive $10.725 in cash and a number of shares of common stock of CTS equal in value to between $3.475 and $4.275, as determined according to a formula set forth in the Merger Agreement.  Based upon the foregoing, the total value of the merger consideration will be between $14.20 and $15.00 per share of SMTEK common stock if the maximum exchange ratio, as described below, is not reached.

Under the Merger Agreement, CTS is not required to issue a number of new shares of CTS common stock exceeding 19.9% of its outstanding common stock in connection with the closing of the Merger (the “Maximum Share Limit”).  If the number of shares of CTS common stock that would have been issued but for the Maximum Share Limit exceeds the Maximum Share Limit, SMTEK may elect, in its sole discretion, to (i) proceed with the merger with the cap on the number of shares to be issued, (ii) terminate the Merger Agreement and receive $900,000 break up fee from CTS or (iii) receive the entire amount of the merger consideration in cash.  If SMTEK elects to receive the entire amount of the merger consideration in cash, CTS may elect instead to terminate the Merger Agreement and pay SMTEK a break up fee of $3.5 million.

The Merger is conditioned, among other things, on the approval of the Merger Agreement by the stockholders of SMTEK and other customary closing conditions.

Concurrent with the execution of the Merger Agreement, Thomas M. Wheeler, as Trustee of the Thomas M. Wheeler Trust U/T/D 4/9/1986, a holder of 881,812 shares of SMTEK’s common stock, entered into a stockholder’s agreement (the “Stockholder’s Agreement”) with CTS.  Pursuant to the Stockholder’s Agreement, Mr. Wheeler has agreed to vote his shares of SMTEK common stock in favor of the Merger and against any proposal or action that could reasonably be expected to interfere with the Merger.

The foregoing description of the Merger Agreement and the Stockholder’s Agreement does not purport to be complete and is qualified in its entirety by the terms of and conditions of the Merger Agreement and the Stockholder’s Agreement, respectively.  Copies of the Merger Agreement, the Stockholder’s Agreement and the press release issued by SMTEK on November 17, 2004 are attached hereto as exhibits and are each incorporated herein by reference.

Item 8.01.              Other Events

On November 17, 2004, SMTEK issued a press release announcing the execution of the Merger Agreement, which is filed as an exhibit hereto.

Item 9.01.              Financial Statements and Exhibits

(c)           Exhibits

2.1           Agreement and Plan of Merger dated as of November 16, 2004, by and among SMTEK International, Inc., Cardinal Acquisition, Inc. and CTS Corporation

99.1         Stockholder’s Agreement dated as of November 16, 2004 between CTS Corporation and Thomas Wheeler, Trustee, Thomas M. Wheeler Trust U/T/D 4/9/1986

99.2         Press release issued by SMTEK International, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMTEK INTERNATIONAL, INC.

	By	/s/ Kirk Waldron
Dated: November 17, 2004		Kirk Waldron
Interim President, Chief Financial Officer and Secretary

Index to Exhibits

Exhibit Number	Description

2.1	Agreement and Plan of Merger dated as of November 16, 2004 by and among SMTEK International, Inc., Cardinal Acquisition, Inc. and CTS Corporation

99.1	Stockholder’s Agreement dated as of November 16, 2004 between CTS Corporation and Thomas Wheeler, Trustee, Thomas M. Wheeler Trust U/T/D 4/9/1986.

99.2	Press release issued by SMTEK International, Inc.